Exhibit T3A-5

CERTIFICATE OF FORMATION

OF

BENMORE IN-DEPTH CORP.

The undersigned, a natural person of the age of eighteen years or more, acting as organizer of a corporation being formed pursuant to the provisions of Chapters 20 and 21 and the provisions of Title 1, to the extent applicable to corporations, under the Texas For-Profit Corporation Law, hereby adopts the following Certificate of Formation for such corporation.

ARTICLE I

The entity being formed is a Texas For-Profit Corporation. The name of the entity being formed is BENMORE IN-DEPTH CORP. (the “Corporation”).

ARTICLE II

The registered office of the Corporation in the State of Texas is located at 4265 San Felipe, Suite 1200, Houston, Texas 77027. The name of its registered agent at such address is Gary W. Miller.

ARTICLE III

The initial board of directors shall consist of two (2) members. The number of the members of subsequent board of directors shall be fixed by, or in the manner provided in, the bylaws. The name and address of the persons who will serve as directors until the first annual meeting of shareholders or until their successors are elected and qualified are:

Colin Smith	Kirkton Avenue
Pitmedden Industrial Estate
Dyce Aberdeen, Scotland AB21 0BF

Stuart Tait	Kirkton Avenue
Pitmedden Industrial Estate
Dyce Aberdeen, Scotland AB21 0BF

ARTICLE IV

The total number of shares which the Corporation shall have authority to issue is 1,000,000 shares of common stock, par value $0.01 per share.

ARTICLE V

The purpose for which the Corporation is organized is the transaction of any and all lawful business for which corporations may be organized under the Texas For-Profit Corporation Law, as amended from time to time, and further to do such things as may be incident to, and necessary or appropriate to effect, any and all of such purposes.

ARTICLE VI

A director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for an act or omission (or alleged act or omission) in the director’s capacity as a director, except that this Article VI does not eliminate or limit the liability of a director for:

(1)                                 a breach of a director’s duty of loyalty to the Corporation or its shareholders;

(2)                                 an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law;

(3)                                 a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office;

(4)                                 an act or omission for which the liability of a director is expressly provided by statute;

(5)                                 an act related to an unlawful stock repurchase or payment of a dividend; or

(6)                                 any other act, omission, transaction or breach of duty as to which any Texas statute provides that the liability of directors may not be eliminated or limited.

No amendment to or repeal of this Article VI will apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of the director occurring prior to such amendment or repeal.

ARTICLE VII

Any action required by the Texas For-Profit Corporation Law to be taken at any annual or special meeting of shareholders of the Corporation, or any action which may be taken at any annual or special meeting of the shareholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

ARTICLE VIII

The name and address of the organizer is Gary W. Miller, 4265 San Felipe, Suite 1200, Houston, Texas 77027.

ARTICLE IX

This document becomes effective when the document is filed by the Texas Secretary of State.

IN WITNESS WHEREOF, I have hereunto set my hand this 3rd day of December, 2010.

/s/ Gary W. Miller
Gary W. Miller